EXHIBIT 99.1

August 3, 2011

Eagle Rock Reports Second-Quarter 2011 Financial Results

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced its unaudited financial results for the three months ended June 30, 2011. Key financial results for the second quarter 2011 included the following:

•
Reported Adjusted EBITDA of $53.9 million, up significantly from the $30.3 million reported in first-quarter 2011, primarily due to the Partnership's acquisition of CC Energy II L.L.C. (the “Crow Creek Acquisition”) which closed on May 3, 2011.

•	Reported Distributable Cash Flow of $31.0 million, an increase of approximately 105% as compared to the $15.1 million reported in first quarter 2011.

•	Announced a quarterly distribution with respect to the second quarter of 2011 of $0.1875 per common unit, a 25% increase from the $0.15 per common unit paid for the first quarter 2011.

•
Reported Net Income of $55.1 million as compared to a Net Loss of $53.7 million for the first quarter of 2011; the increase was driven primarily by the Partnership recording an unrealized gain on its commodity derivative portfolio in the second quarter versus an unrealized loss in the first quarter.

Other notable events impacting the second quarter of 2011 include the following:

•
Closed the Crow Creek Acquisition on May 3, 2011, for total consideration of $563.7 million, including $336.1 million of common units issued to the sellers, $212.6 million of assumed debt and $15.0 million of cash.

•	Announced the expansion of the Partnership's Phoenix-Arrington Ranch Plant in the Texas Panhandle Granite Wash play from its current 50 MMcf/d total inlet capacity to 80 MMcf/d (a 60% increase).

•	Completed a private offering of $300 million of 8.375% senior unsecured notes due 2019.

•
Entered into a five-year senior secured credit facility with initial commitments totaling $675 million, with the ability to increase commitments up to $1.2 billion. The new facility replaced Eagle Rock's former senior secured credit facility, which was scheduled to mature in December 2012. As of June 30, 2011 the debt outstanding under the Partnership's revolving credit facility was $448.0 million.

•
Received proceeds of $18.6 million from the exercise of 3,097,537 warrants for an equal number of newly-issued common units on May 16, 2011. The Partnership used the proceeds to repay outstanding borrowings under its revolving credit facility.

“We achieved a number of important milestones during the quarter, including closing the largest acquisition in our history,” said Joseph A. Mills, Eagle Rock's Chairman and Chief Executive Officer. “And, we are better positioned than ever to continue our growth, as demonstrated by our recent announcement of two key organic growth projects in the heart of the Granite Wash play of the Texas Panhandle - the expansion of our Phoenix-Arrington Ranch Plant and the installation of the 60 MMcf/d Woodall Plant. We are also well positioned to fund our growth objectives following our inaugural high yield offering and the refinancing of our credit facility during the quarter.”
Recent Announcements

On July 27, 2011, the Partnership announced plans to install a state-of-the-art 60 MMcf/d cryogenic processing facility in the Granite Wash play in the Texas Panhandle. The processing plant (to be named the “Woodall Plant”) will be strategically located in Hemphill County on a 40-acre site owned by Eagle Rock in the center of its existing high-pressure gathering system near multiple residue gas pipeline outlets. In addition, a new 6-inch natural gas liquid (NGL) pipeline, a compressor station and other intra-system pipeline enhancements will be constructed to further facilitate product gathering, transportation and marketing. The construction of the Woodall Plant and associated gathering and compression infrastructure is expected to cost approximately $67 million and is expected to be completed in the first quarter of 2012.
Second-Quarter 2011 Financial and Operating Results
Eagle Rock analyzes and manages its operations under six segments: four segments in its Midstream Business - the Texas Panhandle, East Texas/Louisiana, South Texas and Gulf of Mexico Segments - and the Upstream and Corporate and Other Segments. The Corporate and Other Segment includes the Partnership's general and administrative expenses, derivatives portfolio, and other corporate activities. The following discussion of Eagle Rock's operating income by business segment compares the Partnership's financial results in the second quarter of 2011 to those of the first quarter of 2011. The Partnership believes comparing these periods is more illustrative of current operating trends than comparing the current quarter to results achieved in the second quarter of 2010. Please refer to the financial tables at the end of this release for further detailed information. In comparing the Partnership's second quarter 2011 financial results against prior periods, note that all historical financial results for the Partnership's Minerals Business, which was sold during the second quarter of 2010, and a small, non-core gathering system accounted for in the Partnership's South Texas Segment, which was sold in the second quarter of 2011, have been removed from the operating financial results and are reflected in Discontinued Operations. In addition, the Upstream Segment's results include the contribution from the Crow Creek Acquisition as of May 3, 2011.
Midstream Business - Operating income from continuing operations for the Midstream Business, excluding the impact of impairments, in the second quarter of 2011 increased by $5.3 million, or 39%, compared to the first quarter of 2011. The primary reason for this increase was higher average realized prices for NGLs and condensate. Also contributing to the increase in operating income was a 3% increase in NGLs and Condensate equity volumes as compared to the first quarter of 2011.
In the Texas Panhandle, gathered volumes were up approximately 7%, with combined equity NGL and condensate volumes up approximately 1%, as compared to the first quarter of 2011. Combined equity NGL and condensate volumes were slightly higher due to the severe winter weather in the Texas Panhandle during the months of January and February, which curtailed producer customers' production and lowered liquids recoveries at the Partnership's processing facilities during the first quarter of 2011. The Partnership's Cargray plant was damaged due to the severe weather in the first quarter which resulted in reduced NGL recovery levels since February. The Cargray plant was repaired in late June and is now back to its previous operating conditions. The Partnership estimates the impact of the severe weather on second quarter results to be approximately $2.9 million in the form of lost revenues and higher operating expenses. Partially offsetting the negative impact of the severe weather was increased gathering volumes in the Partnership's East Panhandle system from new drilling activity in the Granite Wash play.

In East Texas/Louisiana, gathered volumes were down approximately 4% and combined equity NGL and condensate volumes were up approximately 11%, compared to the first quarter of 2011. The decrease in gathered volumes was due to natural declines in the production of the existing wells and certain mechanical and completion difficulties experienced by our producer customers during the quarter. Despite the slight decrease in gathering volumes, NGL volumes increased by 26% as compared to the first quarter of 2011 due to an accounting true-up to our March 2011 estimate recorded in the second quarter and to lower-than-normal liquids recoveries in the first quarter caused by severe winter weather. Condensate volumes declined in the second quarter relative to the first quarter of 2011 due in part to reduced pipeline pigging operations, which help recover condensate from the pipeline, in the second quarter.
In South Texas, gathered volumes were down approximately 24% and combined equity NGL and condensate volumes were down approximately 46%, compared to the first quarter of 2011. These decreases were primarily a result of a third-party producer temporarily diverting its natural gas to the Partnership's Raymondville system during the months of January and February of 2011. Eagle Rock did not process any volumes for this producer in the second quarter of 2011. In the Gulf of Mexico, gathered volumes were up approximately 5% and equity NGL volumes were up 9%, as compared to the first quarter of 2011. The increase in gathered volumes was primarily a result of a dedicated producer property being down for an extended period of time due to repairs in the first quarter 2011.  This property was repaired in February and operated at its previous operating conditions for the entire second quarter of 2011.  In addition, the North Terrebonne plant, in which the Partnership owns a 2.63% interest, processed more third party gas in the second quarter of 2011, compared to the first quarter of 2011.
Upstream Business - Operating income for Eagle Rock's Upstream Business in the second quarter of 2011, excluding the impact of impairments, increased by $13.4 million, or 102%, compared to the first quarter of 2011. The increase was primarily attributable to the integration of the Crow Creek assets which Eagle Rock acquired on May 3, 2011. The Partnership's total production volumes increased almost 132% from first quarter 2011, primarily as a result of the Crow Creek Acquisition. Production volumes in the Upstream Business averaged 66.4 MMcfe/d during the quarter and were approximately 86 MMcfe/d at the end of the quarter. The Partnership participated in the drilling of 16 new wells, all located in the Cana Shale play and the Golden Trend field in western Oklahoma during the second quarter. In addition to the increase in production volumes, the Partnership also realized higher crude oil, condensate, NGL and sulfur prices, as well as lower operating costs per Mcfe, as compared to first quarter 2011. These benefits were partially offset by 8% lower natural gas prices.
Corporate Segment - The Partnership recorded a realized commodity derivative settlement net loss of $8.8 million in the second quarter 2011, as compared to a realized net loss of $6.4 million in first-quarter 2011. The net loss was higher in the second quarter primarily due to higher crude oil, condensate and NGL settlement prices during the second quarter of 2011, as compared to the first quarter of 2011.
Total revenue for second-quarter 2011, including the impact of Eagle Rock's realized and unrealized commodity derivative gains and losses, was $311.7 million, up 98% compared with $157.4 million reported for first-quarter 2011. The increase in revenue was primarily due to the Crow Creek Acquisition, higher realized prices and higher unrealized gains on commodity derivatives, compared to the first quarter of 2011. Eagle Rock recorded an unrealized gain on commodity derivatives of $43.2 million in second quarter 2011, as compared to an unrealized loss on commodity derivatives of $54.0 million in first quarter 2011. The unrealized gain on commodity derivatives is a non-cash, mark-to-market amount which includes the amortization of commodity hedging costs.
Adjusted EBITDA was $53.9 million and Distributable Cash Flow was $31.0 million for the second quarter of 2011. The Partnership's distribution of $0.1875 per common unit with respect to the second quarter of 2011 will be paid on Friday, August 12, 2011 to the Partnership's common unitholders of record as of the close of business on Friday, August 5, 2011.
Update Regarding Distribution Policy
As previously stated, management anticipates recommending to the Board of Directors further increases in the distribution in 2011 and 2012, with the expectation and objective of reaching an annualized distribution rate of $1.00 per unit by the end of 2012.
Management's intentions around future distribution recommendations are subject to change, however, should factors affecting the general business climate, the Partnership's specific operations or applicable regulatory mandates differ from current expectations.
Actual future changes in the distribution level, if any, will be driven by market conditions, future commodity prices, the Partnership's leverage levels, the performance of the Partnership's underlying assets and the Partnership's ability to consummate accretive growth projects or acquisitions. All actual distributions paid will be determined and declared at the discretion of the Eagle Rock board of directors.
Capitalization and Liquidity Update
Total debt outstanding as of June 30, 2011 was $745.9 million. On May 24, 2011, the Partnership priced a private offering of $300 million in aggregate principal amount of senior unsecured notes due 2019 at 99.279% of par to carry a coupon of 8.375%. As of June 30, 2011 the debt outstanding under the Partnership's senior unsecured notes was $297.9 million net of an unamortized debt discount of $2.1 million. In addition, the Partnership received proceeds of $18.6 million from the exercise of 3,097,537 warrants for an equal number of newly-issued common units on May 16, 2011.
On June 22, 2011, the Partnership entered into a five-year senior secured credit facility with a syndicate of banks led by Wells Fargo, N.A. as administrative agent, Bank of America, N.A. and Royal Bank of Scotland plc as co-syndication agents, and BNP Paribas as documentation agent. The credit facility consists of aggregate commitments of $675 million that may, at the Partnership's request and subject to the terms and conditions of the credit agreement, be increased up to $1.2 billion. As of June 30, 2011 the debt outstanding under the Partnership's new revolving credit facility was $448.0 million.
The Partnership is in compliance with its financial covenants and has no maturities under its credit facility until June 2016. Availability under the credit facility is subject to a borrowing base comprised of two components: the upstream component and the midstream component. As of June 30, 2011, the Partnership had approximately $218.4 million of availability under the credit facility, based on its current borrowing base.
Capital Expenditures
In its 2011 capital budget, which excludes the Crow Creek purchase price, the Partnership estimates it will spend a total of approximately $218 million in 2011 on capital expenditures, up 29% from management's previous guidance, including approximately $38 million related to the installation of the Woodall Plant.
The Partnership expects its capital expenditures to increase in response to environmental compliance associated with sulfur dioxide (SO2) emissions. The Partnership has certain permit obligations to lower its SO2 emissions at its Alabama plant operations. Additionally, in mid-2010, the Environmental Protection Agency (“EPA”) enacted new National Ambient Air Quality Standards (“2010 NAAQS”) which substantially lowered the emissions limits for SO2 and mandated timelines for compliance. In order to fulfill its permit obligations and comply with the new 2010 NAAQS requirements, the Partnership expects to incur in excess of $40 million over the next several years to enhance its SO2 recovery capabilities at its Alabama operations. The expected facility upgrades to Eagle Rock's Alabama operations should not only increase the marketable sulfur recovered from the inlet gas stream, but also are anticipated to reduce plant fuel consumption, improve the plant's operating reliability and extend the plant's operating life. Management does not anticipate, however, that the required spending will generate returns consistent with the Partnership's internal rate of return thresholds for discretionary capital investment.
Management expects a substantial percentage of the total capital invested to achieve the SO2 emissions standard at the Partnership's Alabama operations will be classified as maintenance capital, and therefore will reduce the amount of distributable cash flow Eagle Rock recognizes in the periods in which the capital is spent. Management, based on its current expectations, does not believe the additional maintenance capital will impact its objective of recommending an annualized distribution rate of $1.00 per common unit by the end of 2012; it will, however, reduce the Partnership's distribution coverage ratio in the periods in which the capital is spent.
Hedging Update
On June 20, 2011, in conjunction with the refinancing of its revolving credit facility, the Partnership entered into the following transactions to restructure certain of its interest rate swaps:

•	Terminated a $150 million notional amount 2.56% fixed rate interest rate swap at a cost of $5.0 million; and

•
Extended $250 million notional amount of its interest rate swaps from their original maturity date of December 31, 2012 to a new maturity date of June 22, 2015 and blended the existing swap rate for these extended swaps with the then-prevailing interest rate swap rate, which lowered the rate from 4.095% to 2.95%. There was no cost associated with this extension.

During the three months ended June 30, 2011, the Partnership entered into the following hedging transactions:
 NYMEX WTI Crude Oil Swaps:

Quantity	Price	Term
17,000 Bbls/month	$96.50	Jul-Dec. 2011
20,000 Bbls/month	$104.85	Cal. 2013
45,000 Bbls/month	$102.45	Cal. 2014

NYMEX Henry Hub Natural Gas Swaps:

Quantity	Price	Term
150,000 MMBtu/month	$4.76	Jul-Dec. 2011
200,000 MMBtu/month	$5.06	Cal. 2012
80,000 MMBtu/month	$4.87	Cal. 2012
105,000 MMBtu/month	$5.30	Cal. 2013
300,000 MMBtu/month	$5.34	Cal. 2013
100,000 MMBtu/month	$5.54	Cal. 2014
250,000 MMBtu/month	$5.55	Cal. 2014

OPIS Ethane Swap: 2,100,000 gallon per month at $0.69 per gallon for June through December 2011.

As part of entering into the new credit facility, Eagle Rock and two of its hedge counterparties which did not continue as lenders in the new facility terminated their existing hedge relationships. The Partnership paid $4.8 million to one of these counterparties to terminate the outstanding hedges and subsequently entered into new hedges with different counterparties to replace the terminated ones. The Partnership transferred its existing hedges from the other counterparty to a different institution for a total fee of approximately $0.5 million. As part of this latter transaction, Eagle Rock elected to increase the strike prices of the transferred swaps to the then-current market prices at a cost of $14.1 million, which will benefit future periods through higher realized hedge settlements. In addition, as part of the Crow Creek Acquisition, the Partnership acquired Crow Creek Energy's derivative commodity hedge portfolio.

For more details regarding these hedging transactions and the Partnership's overall hedging portfolio, please visit Eagle Rock's website at www.eaglerockenergy.com under the Investor Relations tab, Presentations, Commodity Hedging Update.
Conference Call
Eagle Rock will hold a conference call to discuss its second quarter 2011 financial and operating results on August 4, 2011 at 2:00 p.m. Eastern Time (1:00 p.m. Central Time).
Interested parties may listen live over the internet or via telephone. To listen live over the internet, log on to the Partnership's web site at www.eaglerockenergy.com. To participate by telephone, the call-in number is 888-679-8037, confirmation code 39520882. Investors are advised to dial into the call at least 15 minutes prior to the call to register. Participants may pre-register for the call by using the following link: https://www.theconferencingservice.com/prereg/key.process?key=PMECJ44UV. Interested parties can also view important information about the Partnership's conference call by following this link. Pre-registering is not mandatory but is recommended as it will provide you immediate entry to the call and will facilitate the timely start of the call. Pre-registration only takes a few minutes and you may pre-register at any time, including up to and after the start of the call. An audio replay of the conference call will also be available for thirty days by dialing 888-286-8010, confirmation code 51527640. In addition, a replay of the audio webcast will be available by accessing the Partnership's website after the call is concluded.
About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties. Its corporate office is located in Houston, Texas.
Contacts:
Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer
Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations
Use of Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying non-GAAP financial measures schedules (after the financial schedules) provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income (loss), operating income (loss), cash flows from operating activities or any other GAAP measure of liquidity or financial performance.
Eagle Rock defines Adjusted EBITDA as net income (loss) plus or (minus) income tax provision (benefit); interest-net, including realized interest rate risk management instruments and other expense; depreciation, depletion and amortization expense; impairment expense; other operating expense, non-recurring; other non-cash operating and general and administrative expenses, including non-cash compensation related to our equity-based compensation program; unrealized (gains) losses on commodity and interest rate risk management related instruments; (gains) losses on discontinued operations and other (income) expense.
Eagle Rock uses Adjusted EBITDA as a measure of its core profitability to assess the financial performance of its assets. Adjusted EBITDA also is used as a supplemental financial measure by external users of Eagle Rock's financial statements such as investors, commercial banks and research analysts. For example, the Partnership's lenders under its revolving credit facility use a variant of its Adjusted EBITDA in a compliance covenant designed to measure the viability of Eagle Rock and its ability to perform under the terms of the revolving credit facility; Eagle Rock, therefore, uses Adjusted EBITDA to measure its compliance with its revolving credit facility. Eagle Rock believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance. Adjusted EBITDA is useful in determining Eagle Rock's ability to sustain or increase distributions. By excluding unrealized derivative gains (losses), a non-cash, mark-to-market benefit (charge) which represents the change in fair market value of the Partnership's executed derivative instruments and is independent of its assets' performance or cash flow generating ability, Eagle Rock believes Adjusted EBITDA reflects more accurately the Partnership's ability to generate cash sufficient to pay interest costs, support its level of indebtedness, make cash distributions to its unitholders and finance its maintenance capital expenditures. Eagle Rock further believes that Adjusted EBITDA also portrays more accurately the underlying performance of its operating assets by isolating the performance of its operating assets from the impact of an unrealized, non-cash measure designed to portray the fluctuating inherent value of a financial asset. Similarly, by excluding the impact of non-recurring discontinued operations, Adjusted EBITDA provides users of the Partnership's financial statements a more accurate picture of its current assets' cash generation ability, independently from that of assets which are no longer a part of its operations.
Eagle Rock's Adjusted EBITDA definition may not be comparable to Adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate Adjusted EBITDA in the same manner as Eagle Rock. For example, the Partnership includes in Adjusted EBITDA the actual settlement revenue created from its commodity hedges by virtue of transactions undertaken by it to reset commodity hedges to prices higher than those reflected in the forward curve at the time of the transaction or to purchase puts or other similar floors despite the fact that the Partnership excludes from Adjusted EBITDA any charge for amortization of the cost of such commodity hedge reset transactions or puts. Eagle Rock has reconciled Adjusted EBITDA to the GAAP financial measure of net income (loss) at the end of this release.
Distributable Cash Flow is defined as Adjusted EBITDA minus: (i) maintenance capital expenditures; (ii) cash interest expense; (iii) cash income taxes; and (iv) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income (loss) for the period. Maintenance capital expenditures represent: a) in our Midstream Business, capital expenditures made to replace partially or fully depreciated assets, to meet regulatory requirements, to maintain the existing operating capacity of our assets and extend their useful lives, or to connect wells to maintain existing system volumes and related cash flows; and b) in our Upstream Business, capital which is expended to maintain our production and cash flow levels in the near future.
Distributable Cash Flow is a significant performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Actual distributions are set by the Board of Directors.
The GAAP measure most directly comparable to Distributable Cash Flow is net income (loss). Eagle Rock's Distributable Cash Flow definition may not be comparable to Distributable Cash Flow or similarly titled measures of other entities, as other entities may not calculate Distributable Cash Flow (and Adjusted EBITDA, on which it builds) in the same manner as Eagle Rock. See the example given above for Adjusted EBITDA related to amortization of costs of commodity hedges, including costs of hedge reset transactions. Eagle Rock has reconciled Distributable Cash Flow to the GAAP financial measure of net income/(loss) at the end of this release.
This news release may include "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include risks related to volatility of commodity prices; market demand for natural gas and natural gas liquids; the effectiveness of the Partnership's hedging activities; the Partnership's ability to retain key customers; the Partnership's ability to continue to obtain new sources of natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership's ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K, filed with the Securities and Exchange Commission ("SEC") for the year ended December 31, 2010, as well as any other public filings, including, when filed, the Partnership's Form 10-Q for the three months ended June 30, 2011, and press releases.

Eagle Rock Energy Partners, L.P.
Consolidated Statement of Operations
($ in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2011
	2011	2010	2011	2010
REVENUE:
Natural gas, natural gas liquids, oil, condensate and sulfur sales	$265,317	$164,972	$468,372	$356,973	$203,055
Gathering, compression, processing and treating fees	12,304	16,230	25,549	28,713	13,245
Unrealized commodity derivative gains (losses)	43,151	41,405	(10,847)	54,883	(53,998)
Realized commodity derivative losses	(8,813)	(5,813)	(15,260)	(8,496)	(6,447)
Other revenue	(244)	(251)	1,265	(215)	1,509
Total revenue	311,715	216,543	469,079	431,858	157,364

COSTS AND EXPENSES:
Cost of natural gas and natural gas liquids	172,674	108,643	319,993	246,545	147,319
Operations and maintenance	21,951	19,926	41,426	38,797	19,475
Taxes other than income	5,189	2,806	8,505	6,340	3,316
General and administrative	15,902	12,806	27,678	25,817	11,776
Other operating income	(2,893)	—	(2,893)	—	—
Impairment	4,560	3,130	4,884	3,130	324
Depreciation, depletion and amortization	31,576	27,469	55,274	54,913	23,698
Total costs and expenses	248,959	174,780	454,867	375,542	205,908
OPERATING INCOME (LOSS)	62,756	41,763	14,212	56,316	(48,544)
OTHER INCOME (EXPENSE):
Interest income	3	173	6	175	3
Interest expense, net	(6,311)	(4,384)	(9,535)	(8,798)	(3,224)
Realized interest rate derivative losses	(4,434)	(4,952)	(9,661)	(9,842)	(5,227)
Unrealized interest rate derivative (losses) gains	2,791	(4,354)	5,356	(9,176)	2,565
Other (expense) income	(114)	(21)	(164)	78	(50)
Total other income (expense)	(8,065)	(13,538)	(13,998)	(27,563)	(5,933)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	54,691	28,225	214	28,753	(54,477)
INCOME TAX (BENEFIT) PROVISION	(691)	(425)	(733)	274	(42)
INCOME (LOSS) FROM CONTINUING OPERATIONS	55,382	28,650	947	28,479	(54,435)
DISCONTINUED OPERATIONS, NET OF TAX	(311)	39,493	407	43,645	718
NET INCOME (LOSS)	$55,071	$68,143	$1,354	$72,124	$(53,717)

Eagle Rock Energy Partners, L.P.
Consolidated Balance Sheets
($ in thousands)
(unaudited)

	June 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,825	$4,049
Accounts receivable	94,629	75,695
Risk management assets	1,976	—
Prepayments and other current assets	9,031	2,498
Assets held for sale	—	8,615
Total current assets	112,461	90,857
PROPERTY, PLANT AND EQUIPMENT - Net	1,705,056	1,137,239
INTANGIBLE ASSETS - Net	112,365	113,634
DEFERRED TAX ASSET	1,739	1,969
RISK MANAGEMENT ASSETS	2,936	1,075
OTHER ASSETS	18,879	4,623
TOTAL ASSETS	$1,953,436	$1,349,397

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$130,006	$91,886
Due to affiliate	44	56
Accrued liabilities	12,537	10,940
Taxes payable	598	1,102
Risk management liabilities	30,371	39,350
Liabilities held for sale	—	1,705
Total current liabilities	173,556	145,039
LONG-TERM DEBT	745,855	530,000
ASSET RETIREMENT OBLIGATIONS	32,973	24,711
DEFERRED TAX LIABILITY	39,994	38,662
RISK MANAGEMENT LIABILITIES	20,697	31,005
OTHER LONG TERM LIABILITIES	2,307	867

MEMBERS' EQUITY	938,054	579,113
TOTAL LIABILITIES AND MEMBERS' EQUITY	$1,953,436	$1,349,397

Eagle Rock Energy Partners, L.P.
Segment Summary
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2011
	2011	2010	2011	2010
Midstream
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$225,749	$140,460	$411,346	$309,812	$185,597
Gathering and treating services	12,304	16,230	25,549	28,713	13,245
Total revenue	238,053	156,690	436,895	338,525	198,842
Cost of natural gas, natural gas liquids, oil and condensate (1)	186,577	108,643	340,985	246,545	154,408
Operating costs and expenses:
Operations and maintenance	16,580	13,808	31,365	27,106	14,785
Impairment	4,560	3,130	4,560	3,130	—
Depreciation, depletion and amortization	16,076	17,929	32,157	36,455	16,081
Total operating costs and expenses	37,216	34,867	68,082	66,691	30,866
Operating income from continuing operations	14,260	13,180	27,828	25,289	13,568
Discontinued Operations (2)	(449)	30	3	378	452
Operating income	$13,811	$13,210	$27,831	$25,667	$14,020

Upstream
Revenue
Oil and condensate sales (3)(4)	$24,193	$12,377	$39,054	$23,362	$14,861
Natural gas sales (5)	11,886	4,733	15,280	9,365	3,394
Natural gas liquids sales (6)	11,826	5,290	17,492	11,254	5,666
Sulfur sales (7)	4,684	2,112	7,724	3,180	3,040
Other	(244)	(251)	1,265	(215)	1,509
Total revenue	52,345	24,261	80,815	46,946	28,470
Operating costs and expenses:
Operations and maintenance (2)	10,584	8,010	18,632	17,302	8,048
Sulfur disposal costs	—	914	—	729	—
Impairment	—	—	324	—	324
Depreciation, depletion and amortization	15,180	9,058	22,410	17,623	7,230
Total operating costs and expenses	25,764	17,982	41,366	35,654	15,602
Operating income	$26,581	$6,279	$39,449	$11,292	$12,868

Corporate and Other
Revenues:
Unrealized commodity derivative gains (losses)	$43,151	$41,405	$(10,847)	$54,883	$(53,998)
Realized commodity derivative losses	(8,813)	(5,813)	(15,260)	(8,496)	(6,447)
Intersegment elimination - Sales of natural gas, oil and condensate	(13,021)	—	(22,524)	—	(9,503)
Total revenue	21,317	35,592	(48,631)	46,387	(69,948)
Intersegment elimination - Cost of natural gas, oil and condensate	(13,903)	—	(20,992)	—	(7,089)
General and administrative	15,902	12,806	27,678	25,817	11,776
Intersegment elimination - Operations and maintenance	(24)	—	(66)	—	(42)
Other operating Income	(2,893)	—	(2,893)	—	—
Depreciation, depletion and amortization	320	482	707	835	387
Operating income (loss)	$21,915	$22,304	$(53,065)	$19,735	$(74,980)

________________________

(1)
Includes purchases of oil and condensate from the Upstream Segment of $13,903, $20,992 and $7,089 for the three and six months ended June 30, 2011 and the three months ended March 31, 2011, respectively.

(2)
Includes natural gas sales of $24, $66 and $42 from the South Texas Segment to the Upstream Segment for the three and six months ended June 30, 2011 and the three months ended March 31, 2011, respectively.

(3)
Includes sales of oil and condensate to the Texas Panhandle Segment of $13,021, $22,524 and $9,503 for the three and six months ended June 30, 2011 and the three months ended March 31, 2011, respectively.

(4)	Revenues include a change in the value of product imbalances of $181 for the three months ended June 30, 2010.

(5)
Revenues include a change in the value of product imbalances of $53, $60, $845, $567 and $7 for the three and six months ended June 30, 2011 and 2010 and the three months ended March 31, 2011, respectively.

(6)	Revenues include a change in the value of product imbalances of $(195), $(115) and $80 for the three and six months ended June 30, 2011 and the three months ended March 31, 2011, respectively.

(7)	Revenues include a change in the value of product imbalances of $66, $71 and $5 for the three and six months ended June 30, 2011 and the three months ended March 31, 2011, respectively.

Eagle Rock Energy Partners, L.P.
Midstream Segment
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2011
	2011	2010	2011	2010
Texas Panhandle
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$156,073	$80,955	$277,151	$171,688	$121,078
Gathering, compression, processing and treating services	4,227	3,048	8,013	5,990	3,786
Total revenue	160,300	84,003	285,164	177,678	124,864
Cost of natural gas, natural gas liquids, oil and condensate (1)	125,391	54,732	221,319	121,702	95,928
Operating costs and expenses:
Operations and maintenance	11,207	8,413	20,608	16,511	9,401
Impairment	4,560	—	4,560	—	—
Depreciation, depletion and amortization	9,116	11,639	18,237	23,229	9,121
Total operating costs and expenses	24,883	20,052	43,405	39,740	18,522
Operating income	$10,026	$9,219	$20,440	$16,236	$10,414

East Texas/Louisiana
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$47,828	$38,623	$94,420	$90,464	$46,592
Gathering, compression, processing and treating services	7,813	12,156	16,394	20,678	8,581
Total revenue	55,641	50,779	110,814	111,142	55,173
Cost of natural gas and natural gas liquids	41,386	34,477	83,054	80,682	41,668
Operating costs and expenses:
Operations and maintenance	4,651	4,210	9,203	8,419	4,552
Depreciation, depletion and amortization	4,561	4,112	9,117	8,540	4,556
Total operating costs and expenses	9,212	8,322	18,320	16,959	9,108
Operating income	$5,043	$7,980	$9,440	$13,501	$4,397

South Texas
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$11,151	$13,627	$21,144	$31,981	$9,993
Gathering, compression, processing and treating services	162	853	876	1,437	714
Total revenue	11,313	14,480	22,020	33,418	10,707
Cost of natural gas and natural gas liquids	10,714	13,041	20,634	30,303	9,920
Operating costs and expenses:
Operations and maintenance	278	654	655	1,140	377
Impairment	—	3,130	—	3,130	—
Depreciation, depletion and amortization	735	611	1,473	1,516	738
Total operating costs and expenses	1,013	4,395	2,128	5,786	1,115
Operating (loss) income from continuing operations	(414)	(2,956)	(742)	(2,671)	(328)
Discontinued Operations (2)	(449)	30	3	378	452
Operating income (loss)	$(863)	$(2,926)	$(739)	$(2,293)	$124

Gulf of Mexico
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$10,697	$7,255	$18,631	$15,679	$7,934
Gathering, compression, processing and treating services	102	173	266	608	164
Total revenue	10,799	7,428	18,897	16,287	8,098
Cost of natural gas and natural gas liquids	9,086	6,393	15,978	13,858	6,892
Operating costs and expenses:
Operations and maintenance	444	531	899	1,036	455
Depreciation, depletion and amortization	1,664	1,567	3,330	3,170	1,666
Total operating costs and expenses	2,108	2,098	4,229	4,206	2,121
Operating loss	$(395)	$(1,063)	$(1,310)	$(1,777)	$(915)
____________________

(1)
Includes purchases of oil and condensate of $13,903, $20,992, and $7,089 from the Upstream Segment for the three and six months ended June 30, 2011 and the three months ended March 31, 2011, respectively.

(2)	Includes sales of natural gas of $24, $66 and $42 to the Upstream Segment for the three and six months ended June 30, 2011 and the three months ended March 31, 2011, respectively.

Eagle Rock Energy Partners, L.P.
Midstream Operations Information
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2011
	2011	2010	2011	2010
Gas gathering volumes - (Average Mcf/d)
Texas Panhandle	153,870	132,625	149,103	130,570	144,284
East Texas/Louisiana (1)	191,735	211,157	195,986	212,027	200,284
South Texas	27,221	60,361	31,584	61,745	35,995
Gulf of Mexico	115,581	97,926	113,040	100,096	110,471
Total	488,407	502,069	489,713	504,438	491,034

NGLs - (Net equity Bbls)
Texas Panhandle	181,186	234,677	377,132	462,200	195,946
East Texas/Louisiana (1)	99,483	101,104	178,298	212,522	78,815
South Texas	1,069	2,267	2,145	4,511	1,076
Gulf of Mexico	26,373	24,078	50,532	49,966	24,159
Total	308,111	362,125	608,107	729,200	299,995

Condensate - (Net equity Bbls)
Texas Panhandle	243,238	269,340	468,632	476,522	225,394
East Texas/Louisiana	6,939	8,392	24,018	19,613	17,079
South Texas	—	7,193	890	11,587	890
Total	250,177	284,925	493,539	507,722	243,363

Natural gas short position - (Average MMbtu/d)
Texas Panhandle	(360)	(7,134)	(4,551)	(5,725)	(8,788)
East Texas/Louisiana	1,717	719	1,437	1,270	1,155
South Texas	145	1,152	630	1,108	1,121
Total	1,502	(5,263)	(2,484)	(3,347)	(6,512)

Average realized NGL price - per Bbl
Texas Panhandle	$58.27	$45.95	$56.48	$47.08	$54.54
East Texas/Louisiana	$53.23	$33.26	$47.90	$36.03	$40.05
South Texas	$55.37	$43.91	$51.76	$46.95	$49.70
Gulf of Mexico	$61.23	$43.86	$57.26	$46.24	$52.64
Weighted Average	$56.80	$42.28	$53.75	$44.25	$50.25

Average realized condensate price - per Bbl
Texas Panhandle	$87.54	$67.37	$83.81	$67.89	$79.84
East Texas/Louisiana	$109.51	$75.48	$95.54	$73.99	$90.29
South Texas	$—	$72.51	$82.40	$75.21	$82.40
Total	$88.80	$68.10	$85.00	$68.67	$81.40

Average realized natural gas price - per MMbtu
Texas Panhandle	$4.00	$3.45	$4.00	$4.28	$3.99
East Texas/Louisiana	$4.61	$4.94	$4.61	$5.45	$4.61
South Texas	$4.26	$3.85	$4.13	$4.66	$4.02
Total	$4.18	$3.97	$4.19	$4.73	$4.20
____________________

(1)
The Partnership changed the way it reports NGL and condensate volumes under certain contracts in its East Texas/Louisiana Segment. For the three and six months ended June 30, 2011 and the three months ended March 31, 2011, volumes from Eagle Rock's Indian Springs plant, in which the Partnership owns 25%, are included in equity NGL and condensate volumes, as the Partnership believes including these volumes is more illustrative of current operating trends. In addition, volumes associated with a certain contract at the Partnership's Brookeland plant have been excluded from the three and six months periods ended June 30, 2011 and three months ended March 31, 2011 due to a change in reporting methodology.

Eagle Rock Energy Partners, L.P.
Upstream Operations Information
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2011
	2011	2010	2011	2010
Upstream
Production: (1)
Oil and condensate (Bbl)	272,850	203,767	469,584	401,232	196,733
Gas (Mcf)	3,165,060	1,022,627	3,997,365	1,965,090	832,305
NGLs (Bbl)	206,251	132,085	305,609	252,503	99,358
Total Mcfe	6,039,672	3,037,739	8,648,524	5,887,500	2,608,851

Sulfur (long ton)	25,268	33,191	43,803	52,307	18,535

Realized prices, excluding derivatives: (1)
Oil and condensate (per Bbl)	$88.67	$63.11	$83.17	$61.36	$75.54
Gas (Mcf)	$3.74	$4.08	$3.81	$4.65	$4.07
NGLs (Bbl)	$58.29	$43.92	$57.61	$47.28	$56.22
Sulfur (long ton) (2)	$182.73	$102.96	$174.7	$73.34	$163.75

Operating statistics:
Operating costs per Mcfe (incl production taxes) (3)	$1.75	$2.64	$2.15	$2.94	$3.08
Operating costs per Mcfe (excl production taxes) (3)	$1.04	$2.01	$1.38	$2.17	$2.16
Operating income per Mcfe	$4.40	$2.07	$4.56	$1.92	$4.93

Drilling program (gross wells):
Development wells	18	2	18	3	—
Completions	18	2	18	3	—
Workovers	7	1	9	7	2
Recompletions	1	3	1	6	—

______________________

(1)	Calculation does not include impact of product imbalances.

(2)
During the three months ended March 31, 2010, an adjustment was made to decrease sulfur volumes by 5,230 long tons related to a prior period adjustment. This adjustment is excluded from the calculation of realized prices.

(3)	Excludes sulfur disposal costs of $914 and $729 the three and six months ended June 30, 2010.

Non-GAAP Financial Measures
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

Eagle Rock Energy Partners, L.P.
GAAP to Non-GAAP Reconciliations
($ in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2011
	2011	2010	2011	2010
Net (loss) income to Adjusted EBITDA
Net (loss) income, as reported	$55,071	$68,143	$1,354	$72,124	$(53,717)
Depreciation, depletion and amortization	31,576	27,469	55,274	54,913	23,698
Impairment	4,560	3,130	4,884	3,130	324
Risk management interest related instruments - unrealized	(2,791)	4,354	(5,356)	9,176	(2,565)
Risk management commodity related instruments - unrealized, including amortization of commodity derivative costs	(43,151)	(41,405)	10,847	(54,883)	53,998
Other Operating Income	(2,983)	—	(2,983)	—	—
Non-cash mark-to-market of Upstream product imbalances	76	(1,033)	(16)	(567)	(92)
Restricted units non-cash amortization expense	1,024	1,550	1,934	3,358	910
Income tax (benefit) provision	(691)	(425)	(733)	274	(42)
Interest - net including realized risk management instruments and other expense	10,856	9,163	19,354	18,465	8,498
Other income	90	21	90	(78)	—
Discontinued operations	311	(39,493)	(407)	(43,645)	(718)
Adjusted EBITDA	$53,948	$31,474	$84,242	$62,267	$30,294

Net (loss) income to Distributable Cash Flow
Net (loss) income, as reported	$55,071	$68,143	$1,354	$72,124	$(53,717)
Depreciation, depletion and amortization expense	31,576	27,469	55,274	56,076	23,698
Impairment	4,560	3,130	4,884	3,130	324
Risk management interest related instruments-unrealized	(2,791)	4,354	(5,356)	9,176	(2,565)
Risk management commodity related instruments - unrealized, including amortization of commodity derivative costs	(43,151)	(41,405)	10,847	(54,883)	53,998
Capital expenditures-maintenance related	(11,874)	(6,883)	(18,331)	(12,067)	(6,457)
Non-cash mark-to-market of Upstream product imbalances	76	(1,033)	(16)	(567)	(92)
Restricted units non-cash amortization expense	1,024	1,550	1,934	3,358	910
Other Operating Income	(2,983)	—	(2,983)	—	—
Income tax (benefit) provision	(691)	(425)	(733)	296	(42)
Other income	90	21	90	(78)	—
Cash income taxes	(268)	(565)	(477)	(981)	(209)
Discontinued operations	311	(39,493)	(407)	(43,645)	(718)
Distributable Cash Flow	$30,950	$14,863	$46,080	$31,939	$15,130

Supplemental Information
($ in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2011
	2011	2010	2011	2010
Amortization of commodity derivative costs	$—	$430	$—	$3,078	$—

###